Exhibit 99.1

FOR IMMEDIATE RELEASE:

                        SERVICE CORPORATION INTERNATIONAL
                       ELECTS NEW INDEPENDENT BOARD MEMBER

HOUSTON, TEXAS, May 8, 2003 . . . Service Corporation International (NYSE: SRV), the world's largest funeral and cemetery company, announced today the election of a new independent member, Alan R. Buckwalter, III, to the Company's Board of Directors. Mr. Buckwalter's appointment fills a vacancy created by the retirement of longtime Board member, E.H. Thornton, Jr.

Mr. Buckwalter is 56 years old and recently retired as Chairman of J.P. Morgan Chase Bank, South Region, after a career of over 30 years in banking that involved management of corporate, commercial, capital markets, international, private banking and retail departments. He served as head of the Banking Division and Leveraged Finance Unit within the Banking and Corporate Finance Group of Chemical Bank and Chairman and CEO of Chase Bank of Texas. He also serves on the board of Plains Resources, an oil and gas exploration company headquartered in Houston, Texas. He is an avid community volunteer who has served on the boards of the Texas Medical Center, St. Luke's Episcopal Hospital and the Greater Houston Chapter of the American Red Cross.

R. L. Waltrip, Chairman and Chief Executive Officer, commented on the election of Mr. Buckwalter: "Alan possesses a wealth of financial, accounting and management expertise and his appointment represents a great addition to the Company's leadership. Having a new independent director join the Board brings a fresh perspective to our Company, which will be beneficial as we move forward. In addition, I would like to thank E.H. Thornton, Jr. for his immense contributions and dedication to SCI over the past 40 years. His direction and insights have added tremendous value to our organization and he will be missed."

Service Corporation International, headquartered in Houston, Texas, is the world's largest funeral and cemetery company. The Company has an extensive nationwide network of providers, including 2,266 funeral service locations, 436 cemeteries and 189 crematoria providing funeral and cemetery services in eight countries at March 31, 2003. For more information about Service Corporation International, please visit our website at www.sci-corp.com.

For additional information contact:
Investors: Debbie Young - Director / Investor Relations           (713) 525-9088
Media:     Terry Hemeyer - Managing Director /
           Corporate Communications                               (713) 525-5497